Exhibit 99.1

Allied Motion Reports Results for the Second Quarter Ended June 30, 2012

DENVER--(BUSINESS WIRE)--August 1, 2012--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced that it achieved a 23% increase in net income for the second quarter ended June 30, 2012. The Company achieved net income of $1,817,000 or $.21 per diluted share compared to net income of $1,481,000 or $.17 per diluted share for the quarter ended June 30, 2011. Revenues for the quarter decreased 7% to $26,836,000 compared to $28,862,000 last year, with 63% of the decrease due to the dollar strengthening against the Euro and Swedish Krona and 37% due to lower volume.

“Looking out at the remainder of the year, we don’t expect market conditions to change significantly from the current uncertain economic conditions in Europe, the slowdown in Asia and the relatively flat markets in North America”, commented Dick Warzala, President and CEO of Allied Motion. “Barring a complete collapse in all markets, we believe our geographic and market diversification will serve us well now and in the future during these continuing uncertain economic times. While macro-economic conditions are beyond our control, we will aggressively continue our platform product development efforts to emphasize value-added solutions and create new opportunities for our Company by designing innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of customers in our served market segments.”

Bookings for the quarter ended June 30, 2012 were $23,729,000 compared to $25,601,000 for the same quarter last year. Backlog at June 30, 2012 was $36,659,000, reflecting a 3% increase from June 30, 2011 and a 16.7% decrease from the end of 2011.

The 23% increase in net income achieved on a 7% decrease in sales is primarily the result of a 11% decrease in operating expenses, a $301,000 pre-tax gain ($222,000 after tax) realized from a former landlord for early termination of the Company’s building lease in Sweden, net of the expenses incurred to move to a new facility, and a lower effective income tax rate of 28% this quarter compared to 32% for the same period last year.

During the six months ended June 30, 2012, the Company achieved a 10% increase in net income achieving $2,975,000 or $.35 per diluted share compared to net income of $2,694,000 or $.32 per diluted share for the same six months last year. EBITDA increased to $5,122,000 for the first six months of 2012 compared to $5,101,000 last year. Revenues for the first six months this year were $53,683,000 compared to $55,586,000 for the same period last year, or a 3% decrease, with 83% of the decrease due to the dollar strengthening against the Euro and Swedish Krona and 17% due to lower volume. Bookings for the first six months this year were $46,692,000 compared to $51,975,000 for the same six months last year.

In addition to the $301,000 gain ($222,000 after tax) discussed above included in the results for the six months ended June 30, 2012, also included was a pretax charge of $238,000 ($178,000 after tax) that was recorded in the first quarter results for 2012 to cover the expected costs of replacing certain products in the field due to an incorrect electronic component in a printed circuit board supplied by one of the Company’s sub-contract suppliers. Excluding these two items, net income for the six months of 2012 would have been $2,931,000 or $.34 per diluted share, an increase in net income of $237,000 or 9% over the same six months of last year, and an increase of $0.02 in earnings per share over the first six months of 2011.

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 2, 2012 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2012	2011	2012	2011
Revenues	$26,836	$28,862	$53,683	$55,586
Cost of products sold	18,685	20,062	37,895	38,837
Gross margin	8,151	8,800	15,788	16,749
Selling expenses	1,290	1,489	2,655	2,951
General and administrative expenses	2,884	3,394	5,831	6,360
Engineering and development expenses	1,563	1,550	3,116	3,084
Amortization of intangible assets	166	187	340	367
Total Operating Expenses	5,903	6,620	11,942	12,762
Other (income) expense, net	(276)	2	(286)	25
Income before income taxes	2,524	2,178	4,132	3,962
Provision for income taxes	(707)	(697)	(1,157)	(1,268)

Net income	$1,817	$1,481	$2,975	$2,694
PER SHARE AMOUNTS:
Diluted income per share	$0.21	$0.17	$0.35	$0.32
Diluted weighted average common shares	8,675	8,523	8,621	8,539

CONDENSED BALANCE SHEETS	June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$6,723	$9,155
Trade receivables, net	12,459	11,689
Inventories, net	15,065	14,429
Other current assets	4,099	3,135
Total Current Assets	38,346	38,408
Property, plant and equipment, net	8,161	7,352
Deferred income taxes	4,178	4,326
Intangible assets, net	2,525	2,936
Goodwill	5,502	5,665
Total Assets	$58,712	$58,687

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$159	$157
Accounts payable	7,698	6,598
Accrued Liabilities	4,955	6,800
Income taxes payable	305	1,272
Contingent consideration	--	1,313
Total Current Liabilities	13,117	16,140
Deferred Income Taxes	878	973
Other long-term liabilities	5,636	5,252
Total Liabilities	19,631	22,365
Stockholders’ Equity	39,081	36,322
Total Liabilities and Stockholders’ Equity	$58,712	$58,687
	For the Six Months Ended June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2012	2011
Cash flows from operating activities:
Net income	$2,975	$2,694
Depreciation and amortization	980	1,092
Other	625	520
Changes in working capital	(4,004)	(2,328)
Net cash provided by operating activities	576	1,978

Cash flows from investing activities:
Consideration paid for acquisition	(1,350)	(332)
Purchase of property and equipment	(1,532)	(993)
Net cash used in investing activities	(2,882)	(1,325)

Repayments on lines-of-credit, net	--	(561)
Stock transactions under company stock plans	347	131
Dividends paid	(418)	--
Net cash used in financing activities	(71)	(430)

Effect of foreign exchange rate changes on cash	(55)	84
Net increase (decrease) in cash and cash equivalents	(2,432)	307
Cash and cash equivalents at beginning of period	9,155	3,553
Cash and cash equivalents at June 30	$6,723	$3,860

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303-799-8520 x30
or
Sue Chiarmonte, 303-799-8520 x24